Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen California AMT-Free Municipal Income Fund f/k/a
Nuveen Insured California Tax-Free Advantage Municipal Fund

811-21212

The annual meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014; at this meeting the shareholders were asked to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board
Members.

Voting results are as follows:

<c>Common &
Preferred
shares voting
together as a
class
To approve a new investment management
agreement

   For
   22,009,939
   Against
     1,170,240
   Abstain
     1,510,747
   Broker Non-Votes
     6,788,341
      Total
   31,479,267


To approve a new sub-advisory agreement.


   For
   21,929,598
   Against
     1,190,666
   Abstain
     1,570,662
   Broker Non-Votes
     6,788,341
      Total
   31,479,267


Proxy materials are herein
incorporated by reference
to the SEC filing on June 19,
2014, under
Conformed Submission Type
14A, accession
number 0001193125-14-241379.